Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-229209) of Gladstone Commercial Corporation of our report dated February 12, 2020 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 12, 2020